As filed with the Securities and Exchange Commission on May 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Despegar.com, Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Avenida Jujuy 2013

Ciudad Autónoma de Buenos Aires, Argentina C1247ABI

Telephone: +54 11 5173-3702

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

S. Todd Crider

Juan Francisco Méndez

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional (i) 1,550,000 ordinary shares, without par value of Despegar.com, Corp. (“Despegar” or the “Registrant”) under the Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan, as amended through April 26, 2023 (the “Plan”) and (ii) 1,200,000 ordinary shares that may become available for issuance under the Plan as a result of outstanding awards under the Plan being redeemed by, surrendered to or otherwise reacquired by Despegar or are cancelled or expire unexercised. The ordinary shares are securities of the same class as those securities registered on the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on September  20, 2017 (Registration No. 333- 220544), which is hereby incorporated by reference, except to the extent supplemented, amended or superseded by information set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2022, filed with the Commission on April 27, 2023; and

(b)

The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A filed with the Commission on September 15, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Under the laws of the British Virgin Islands, each of the Registrant’s directors, in exercising his or her powers or performing his or her duties, is required to act honestly and in good faith and in what the director believes to be in the Registrant’s best interests, is required to exercise his or her powers as a director for a proper purpose, may not act, or agree to the Registrant acting, in a manner that contravenes the British Virgin Island Business Companies Act, 2004 as amended from time to time (the “BVI Act”) or the Registrant’s memorandum and articles of association, and is required to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances (taking into account, but without limitation, the nature of the company, the nature of the decision; and the position of the director and the nature of the responsibilities undertaken by him or her).

The Registrant’s memorandum and articles of association provide that, to the fullest extent permitted by law, the Registrant is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Registrant (and any other persons to which the Registrant is permitted to provide indemnification under applicable law) through provisions in the memorandum and articles of association, agreements with such directors, officers agents or other persons, vote of disinterested directors or otherwise, subject only to limits created by the BVI Act.

The Registrant’s memorandum and articles of association provide that the Registrant shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings by any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Registrant; or (b) is or was, at the request of the Registrant, serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise; provided that such indemnification shall not apply unless the person claiming such indemnification acted honestly and in good faith and in what he believed to be the best interests of the Registrant and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

The Registrant may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Registrant, or who at the request of the Registrant is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability as provided in our memorandum and articles of association.

Item 8. Exhibits.

See exhibits listed in the Exhibit Index below, which is incorporated into this item by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum of Association and Articles of Association of Despegar.com, Corp., Amended and Restated on September 17, 2020 (incorporated by reference to Exhibit 3.1 to the Current Report filed on Form 6-K, filed on September 21, 2020)

4.2	Sixth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2017, by and among the Registrant and the shareholders named therein (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 31, 2017)

4.3	Letter Agreement, dated as of August 20, 2020, relating to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2017 by the Registrant and the shareholders named therein (incorporated by reference to Exhibit 4.4 to the Current Report filed on Form 6-K, filed on August 21, 2020)

4.4	Fourth Amended and Restated Voting Agreement, dated as of August 29, 2017, by and among the Registrant and the shareholders named therein (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 31, 2017)

4.5	Nominating Agreement, dated as of October 21, 2020, by and among Despegar.com, Corp. and Expedia, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report filed on Form 6-K, filed on August October 21, 2020)

4.6	Registration Rights Agreement, dated as of September 18, 2020 by and among Despegar.com, Corp. and LCLA Daylight LP (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 20-F filed on April 30, 2021)

4.7	Shelf Registration Rights Agreement, dated as of September 21, 2020 by and among Despegar.com, Corp. and Waha LATAM Investments Limited (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 20-F filed on April 30, 2021)

4.8	Ordinary Shares Purchase Warrant (Penny Warrant), dated September 18, 2020 issued by Despegar.com, Corp. in favor or LCLA Daylight LP (incorporated by reference to Exhibit 4.7 to the Annual Report on Form 20-F filed on April 30, 2021)

4.9	Despegar.com, Corp. Amended and Restated 2016 Stock Incentive Plan, as amended through April 26, 2023

5.1	Opinion of Conyers Dill & Pearman, British Virgin Islands counsel of Registrant, as to the validity of the ordinary shares issued by the Registrant.

23.1	Consent of Price Waterhouse & Co. S.R.L.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina on May 2, 2023.

DESPEGAR.COM, CORP.

By:	/s/ Monica Alexandra Soares da Silva
Name:	Monica Alexandra Soares da Silva
Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Damián Scokin, Maria Bettina Zubin and Monica Alexandra Soares da Silva, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements, including post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney has been signed by the following persons in the capacities indicated on May 2, 2023.

Name	Title

/s/ Damián Scokin Damián Scokin	Director and Chief Executive Officer (principal executive officer)

/s/ Maria Bettina Zubin Maria Bettina Zubin	Interim Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Nilesh Lakhani Nilesh Lakhani	Director (Chairman)

/s/ Michael Doyle Michael Doyle	Director

/s/ Jon Gieselman Jon Gieselman	Director

/s/ Ramiro Lauzan Ramiro Lauzan	Director

/s/ Martín Rastellino Martín Rastellino	Director

/s/ Mario Eduardo Vázquez Mario Eduardo Vázquez	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States